Exhibit 10.1

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

December 15, 2018

PERSONAL AND CONFIDENTIAL

Mr. Andrew Gengos

50 West Broadway

Apt 318

South Boston, MA 02127

Re: Separation Agreement

Dear Andrew:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment with Synlogic, Inc. (the “Company”). As more fully set forth below, the Company desires to provide you with certain severance pay and benefits, in exchange for certain agreements by you.

1.	Separation Date.

(a)Separation Date. The parties acknowledge and agree that your termination from employment with the Company will become effective on January 15, 2019 (the “Separation Date”). As of the Separation Date, your salary will cease (subject to the severance described below), and any entitlement you have or might have under a Company-provided benefit plan, program, contract or practice will terminate, except as required by federal or state law, or as otherwise described below.

(b)Accrued Amounts. The Company shall pay you accrued but unused vacation time through the Separation Date.

(c)Benefits. Any entitlement you have or might have under a Company-provided benefit plan, program, policy or otherwise shall terminate as of the Separation Date, provided that you shall continue to receive health insurance benefits under the Company’s health insurance plan through the Separation Date, to the same extent that you received such benefits during your active employment with the Company. From and after the Separation Date, you may be eligible for  benefits  continuation under the Consolidated Omnibus Budget and Reconciliation Act of 1985 (“COBRA”). As described in Section 2, if you sign this Agreement, then the Company also shall pay a portion of the COBRA premium premiums for a specified period of time. The Separation Date shall be the date of the “qualifying event” under COBRA and you shall be provided with information on COBRA under separate cover.

2.Severance Benefit. In exchange for the covenants and promises contained herein, including, without limitation, the execution and non-revocation of the Supplemental Release attached hereto as Exhibit A, the Company agrees to provide you with the following severance payments and benefits (collectively, the “Severance Benefit”) following the date the Supplemental Release becomes effective and non-revocable (the “Effective Date”).

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

(a)The Company shall pay you severance payments in the form of continuation of your current base salary payable in accordance with the Company’s regular payroll cycle and less all required withholdings, for a period of six (6) months ($200,990.04), commencing on the first regularly scheduled payroll following the Effective Date.

(b)In the event that you choose to exercise your right under COBRA to continue your participation in the Company’s health and dental insurance plans (which you may do, to the extent permitted by COBRA, regardless of whether you accept this Agreement), the Company shall pay its normal share of the costs for your COBRA coverage, to the same extent that such insurance is provided to persons then currently employed by the Company, for a period of six (6) months following the Effective Date or until the date on which you become eligible for healthcare insurance with a subsequent employer, whichever is earlier. Thereafter, you shall be responsible for payment  of the entire COBRA premium, pursuant to the terms and conditions of COBRA. Notwithstanding any other provision of this Agreement, this obligation shall cease on the date you become eligible to receive health and dental insurance benefits through any other employer, and you agree to provide the Company with written notice immediately upon becoming eligible for such benefits. Your acceptance of any payment on your behalf or coverage provided hereunder shall be an express representation to the Company that you have no such eligibility.

(c)The Company shall pay you a lump-sum payment equal to 86.4% of your target bonus for 2018 ($121,558.78) and a lump-sum payment equal to 100% of your target bonus for 2019, pro-rated for 15 days ($5,781.91), in the first regularly scheduled payroll following the Effective Date.

(d)To the extent applicable, the terms and conditions of the Company’s 2015 Equity Incentive Award Plan (the “Stock Plan”) and any agreements executed by you pursuant thereto (the “Stock Agreements”) are expressly incorporated by reference and shall survive the signing of this Agreement. As of the Separation Date, you may be vested in options to purchase a specific total of options, pursuant to the terms of the Stock Plan and Stock Agreements. Following the Separation Date, you shall not have any right to vest in any additional stock or stock options under the Stock Plan, Stock Agreements or any other Company equity, stock or stock option plan (of whatever name or kind) that you may have participated in or were eligible to participate in during your employment.

(e)The Company shall not contest any claim for unemployment benefits by you. Please note, however, that the determination of eligibility and amount of such benefits shall be made by the appropriate state agency pursuant to applicable state law (the Company shall not be required to falsify any information with respect to same).

You acknowledge and agree that the Severance Benefit is not otherwise due or owing to you under any Company employment agreement, policy, or practice. The Company shall pay you the Severance Benefit, your final wages, any accrued but unused vacation, and any properly incurred expenses, in accordance with the Company’s regular payroll practices and applicable law. Other than these amounts, you are not entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, vacation pay, holiday pay, paid time off or any other form of compensation or benefit.

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

3.Continuing Obligations. You hereby expressly agree to and acknowledge the following:

(a)You shall abide by and honor the terms of the Invention and Nondisclosure Agreement and the Non-Competition and Non-Solicitation Agreement that you previously executed and which is attached hereto as Exhibit B (the “Related Agreements,” the terms of which are hereby incorporated by reference and shall survive the signing of this Agreement), and you otherwise shall abide by any and all common law or statutory obligations relating to protection and non-disclosure of Company’s trade secrets and confidential and proprietary documents and information.

(b)All information relating in any way to the subject matter of this Agreement, including the terms and amounts, shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), any business entity, or any government agency (except as mandated or permitted by state or federal law). This section shall not prohibit or limit you or the Company from participating  in an investigation with a state or federal agency if requested by the agency to do so, or prohibit you or the Company from disclosing the terms of this Agreement as necessary and appropriate pursuant to legal requirements and standard recordkeeping and accounting practices.

(c)You shall not make any statements that are professionally or personally disparaging about or adverse to the interests of Company (including its officers, directors and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of Company, and you shall not engage in any conduct that is intended to harm professionally or personally the reputation of Company (including its officers, directors and employees).

(d)On or prior to the Separation Date, you must return all Company property in your possession, custody or control, including, but not limited to, building and office access cards, corporate credit cards, Company-provided laptop computer and accessories, mobile phone, any software, hardware, equipment, documents, electronic data or files, or any copies thereof, and any documents (and copies thereof) that are the property of Company clients or partners.

(e)The breach by you of any of the foregoing covenants or those contained in the Related Agreements shall constitute a material breach of this Agreement and shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to Company, shall entitle Company to recover any Severance Benefit already provided to you pursuant to this Agreement.

4.	Release of Claims.

(a)Release. You hereby agree and acknowledge that by signing this Agreement and accepting the Severance Benefit to be provided to you, and other good and valuable consideration provided for in this Agreement, you are waiving your right to assert any form of legal claim against Company (for purposes of this section, the term “Company” shall refer to the Company, its divisions, parent, affiliates, subsidiaries and related entities, and its and their respective owners, shareholders,

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

partners, officers, directors, employees, agents, representatives, successors and assigns) of any kind whatsoever from the beginning of time through the date you execute this Agreement. Your waiver and release herein is intended to bar any form of legal claim, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs) against the Company, up through the date you sign this  Agreement. Without limiting the foregoing general waiver and release of claims, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof, including, without limitation:

(i)Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to employment, discrimination, fair employment practices, or other terms and conditions of employment, including but not limited to the Age Discrimination in Employment Act and Older Workers Benefit Protection Act (29 U.S.C. § 621 et seq.), the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964 and the Civil Rights Act of 1991 (42 U.S.C. § 2000e et seq.), the Equal Pay Act (29 U.S.C. § 201 et seq.), the Lily Ledbetter Fair Pay Act, the Americans With Disabilities Act (42 U.S.C. § 12101 et seq.), the Genetic Information Non-Discrimination Act (42 U.S.C. §2000ff et seq.), the Uniformed Services Employment and Reemployment Rights Act of 1994 (38 U.S.C. § 4301 et seq.), the Massachusetts Fair Employment Practices Statute (M.G.L. c. 151B § 1 et seq.), the Massachusetts Equal Rights Act (M.G.L. c. 93 §102), the Massachusetts Civil Rights Act (M.G.L. c. 12 §§ 11H & 11I), and any similar Massachusetts or other state or federal statute.

(ii)Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to wages, hours or other terms and conditions of employment, including but not limited to the National Labor Relations Act (29

U.S.C. § 151 et seq.), the Family and Medical Leave Act (29 U.S.C. §2601 et seq.), the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.), COBRA (29

U.S.C. § 1161 et seq.), the Worker Adjustment and Retraining Notification Act (29 U.S.C. § 2101 et seq.), the Massachusetts Wage Act (M.G.L. c. 149 § 148 et. seq.), the Massachusetts Minimum Fair Wages Act (M.G.L. c. 151 § 1 et. seq.), the Massachusetts Equal Pay Act (M.G.L. c. 149 § 105A), and any similar Massachusetts or other state or federal statute. Please note that this section specifically includes a waiver and release of Claims that you have or may have regarding payments or amounts covered by the Massachusetts Wage Act or the Massachusetts Minimum Fair Wages Act (including hourly wages, salary, overtime, minimum wages, commissions, vacation pay, holiday pay, sick leave pay, dismissal pay, bonus pay or severance pay).

(iii)Claims under any Massachusetts or any other state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, breach of fiduciary duty, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

privacy, misrepresentation, deceit, fraud, negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery.

(iv)Claims under any Massachusetts or any other state or federal statute, regulation or executive order (as amended) relating to violation of public policy or any other form of retaliation or wrongful termination under Massachusetts or other state or federal statute.

(v)	Any other Claim arising under other state or federal law.

(b)Release Limitations; Participation in Agency Proceedings. Notwithstanding the foregoing, this section shall not: (i) release the Company from any obligation expressly set forth in this Agreement; (ii) release or waive any right that may not be released or waived by law (for instance, workers’ compensation); or (iii) prohibit you from challenging the validity of this release; or (iv) prohibit you from filing a charge or complaint with the Equal Employment Opportunity Commission (“EEOC”) or analogous state agency, or from participating in an investigation or proceeding conducted by the EEOC or analogous state agency, or from responding to a request for information or documents (or providing information or documents) to the EEOC or analogous state agency. Notwithstanding the foregoing, please note that nothing in this release or Agreement shall  be deemed to limit the Company’s right to seek immediate dismissal of a charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the applicable discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the applicable law.

(c)Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Benefit under this Agreement.

5.Review and Revocation Period. You explicitly acknowledge that because you are over forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age, and that the releases set forth in Section 4 are intended to release any right that you may have to file a claim against the Company alleging discrimination on the basis of age. Consistent with the provisions of OWBPA, the Company is providing you with twenty-one

(21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the Company at the address above. Of course, you may choose to sign and return this Agreement sooner than such date if you wish. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to the Company at the address above. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to the Company at the address above.

6.	Code Section 409A.

(a)General. This Agreement shall be interpreted and administered in a manner so that any amount or benefit payable hereunder shall be paid or provided in a manner that is either exempt

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

from or compliant with the requirements Section 409A of the Code and applicable Internal Revenue Service guidance and Treasury Regulations issued thereunder (and any applicable transition relief under Section 409A of the Code). Nevertheless, the tax treatment of the benefits provided under the Agreement is not warranted or guaranteed. Neither the Company nor its directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by you as a result of the application of Section 409A of the Code.

(b)Six-Month Delay in Certain Circumstances. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code would otherwise be payable  or distributable under this Agreement by reason of your separation from service during a period in which you are a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by Company under Treas. Reg. Section 1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such non-exempt deferred compensation that would otherwise be payable during the six-month period immediately following your separation from service will be accumulated through and paid or provided on the first day of the seventh month following your separation from service (or, if you die during such period, within 30 days after your death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions will resume at the end of the Required Delay Period. For purposes of this Agreement, the term “Specified Employee” has the meaning given such term in Code Section 409A and the final regulations thereunder: provided, however, that Company’s Specified Employees and its application of the six- month delay rule of Code Section 409A(a)(2)(B)(i) shall be determined in accordance with rules adopted by the Board or a committee thereof, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Agreement.

7.Company Instruction on Non-Disparagement. The Company agrees to instruct its executive officers and board of directors to not make any statements that are professionally or personally disparaging about, or adverse to you. You understand and agree that the Company’s sole obligation hereunder is to provide such instructions, and should an instructed individual violate such instruction, the Company shall not be liable, nor shall such violation relieve or release you from any of your obligations under this Agreement.

8.Entire Agreement; Modification; Waiver; Choice of Law; Enforceability. You acknowledge and agree that, except for the agreements and plans specifically referenced herein (including the Stock Plan, Stock Agreements, and the Related Agreements), this Agreement supersedes any and all prior or contemporaneous oral and/or written agreements between you and the Company, and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. The provisions of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full. This Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. The parties acknowledge and agree that any legal action relating to the

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

terms of this Agreement shall be commenced in Massachusetts in a court of competent jurisdiction, and that venue for such actions shall lie exclusively in Massachusetts.

By executing this Agreement, you acknowledge that you have been afforded sufficient time to understand the terms and effects of this Agreement, that your agreements hereunder are made voluntarily, knowingly and without duress, and that Company has not made any representations inconsistent with Agreement. This Agreement may be signed on one or more copies, each of which when signed shall be deemed to be an original, and all of which together shall constitute one and the same Agreement.

[Signature Page Follows]

Synlogic, Inc.

301 Binney Street, Suite 402

Cambridge, MA 02142

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Agreement to the Company.

Synlogic, Inc., a Delaware corporation

By: /s/ Aoife Brennan
Name: Aoife Brennan
Title: CEO

Accepted and Agreed:
By: /s/ Andrew Gengos
Name: Andrew Gengos
Date: December 17, 2018